UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 19, 2023

Adial Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-38323	82-3074668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Seminole Trail, Ste 495
Charlottesville, VA 22901

(Address of principal executive offices and zip code)

(434) 422-9800

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock	ADIL	The Nasdaq Stock Market LLC (Nasdaq Capital Market)
Warrants	ADILW	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 19, 2023, Adial Pharmaceuticals, Inc. (the “Company”), received a letter from The Nasdaq Stock Market (“Nasdaq”) stating that the Company was not in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Rule”) because the stockholders’ equity of the Company of $1,439,848 as of March 31, 2023, as reported in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 12, 2023, was below the minimum requirement of $2,500,000. As of the date of this Current Report on Form 8-K, the Company does not have a market value of listed securities of $35 million, or net income from continued operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years, the alternative quantitative standards for continued listing on the Nasdaq Capital Market.

As with the Minimum Bid Price Deficiency Letter (as defined below), the notification received has no immediate effect on the Company's continued listing on the Nasdaq Capital Market, subject to the Company's compliance with the other continued listing requirements.

Pursuant to Nasdaq’s Listing Rules, the Company has 45 calendar days (until July 3, 2023), to submit a plan to regain compliance with the Rule (a “Compliance Plan”). The Company intends to submit a Compliance Plan within the required time, although there can be no assurance that the Compliance Plan will be accepted by Nasdaq. If the Compliance Plan is accepted by Nasdaq, the Company will be granted an extension of up to 180 calendar days from May 19, 2023 to regain compliance with the Rule.

In the event the Compliance Plan is not accepted by Nasdaq, or in the event the Compliance Plan is accepted but the Company fails to regain compliance within the extension period, the Company will have the right to a hearing before Nasdaq’s Hearing Panel. The hearing request would stay any suspension or delisting action pending the conclusion of the hearing process and the expiration of any additional extension period granted by the panel following the hearing.

The Company intends to submit the Compliance Plan on or before July 3, 2023, monitor its stockholders’ equity and, if appropriate, consider further available options to regain compliance with the Stockholders’ Equity Requirement.

The notification is separate from, and in addition to, the previously disclosed deficiency letter that the Company received from the staff on August 31, 2022 (the “Minimum Bid Price Deficiency Letter”), with respect to the Company’s failure to maintain a minimum closing bid price of $1.00 per share on any business day over a thirty consecutive business day period, as required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). As previously disclosed, the Company had been provided an initial period of 180 calendar days, or until February 27, 2023, to regain compliance with the Minimum Bid Price Requirement, which period was been extended by Nasdaq by notification received on February 28, 2023 for an additional 180 calendar day compliance period ending August 28, 2023. Compliance may be achieved automatically and without further action if the closing bid price of the Company’s common stock is at or above $1.00 for a minimum of ten consecutive business days at any time prior to August 28, 2023, Nasdaq will notify the Company that it has regained compliance with the Minimum Bid Price Requirement and the matter will be closed.

If the Company does not regain compliance with the Minimum Bid Price Requirement by August 28, 2023, Nasdaq will provide written notification to the Company that its common stock will be delisted. At that time, the Company may appeal the relevant delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. However, there can be no assurance that, if the Company does appeal the delisting determination by Nasdaq to the hearings panel, that such appeal would be successful.

The Company intends to actively monitor the bid price of its common stock and is considering available options to regain compliance with the Nasdaq listing requirements, including such actions as effecting a reverse stock split to maintain its Nasdaq listing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 24, 2023	ADIAL PHARMACEUTICALS, INC.

	By:	/s/ Cary J. Claiborne
	Name:	Cary J. Claiborne
	Title:	President and Chief Executive Officer

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